EXHIBIT 99.1

For Immediate Release

SPANISH BROADCASTING SYSTEM
APPOINTS ALBERTO RODRIGUEZ TO CHIEF REVENUE OFFICER

Miami, FL – (January 7, 2011) – Spanish Broadcasting System, Inc. (SBS) (NASDAQ: SBSA) announced the appointment of Albert Rodriguez to Chief Revenue Officer of SBS’s consolidated operations. Mr. Rodriguez will be responsible for overseeing the revenue and profit performance of SBS’s consolidated operations, including radio, television, interactive and entertainment divisions, and will continue to oversee the day-to-day operational matters of the Miami television market as General Manager.

“I truly welcome this exciting and challenging opportunity at this juncture in my career. I am proud to be part of the SBS family, the only publicly traded Hispanic –controlled multimedia company in the United States. I welcome being responsible for consolidating and growing the entire media platforms that we offer to Spanish-speaking audiences and advertisers,” states Albert Rodriguez.

Prior to his appointment as Chief Revenue Officer, Mr. Rodriguez, age 46, was Chief Revenue Officer of the television segment and General Manager of the Miami television market since October 12, 2010, and General Manager of the Miami television market from January 21, 2010 through October 11, 2010. Prior to joining SBS’s television segment, from November 1999 through January 2010, Mr. Rodriguez was the General Sales Manager for SBS’s radio properties in Miami - WCMQ-FM 92.3 “Clásica 92”; WRMA-FM 107.5 “Romance” and WXDJ-FM 95.7 “El Zol 95.” In 2005, Mr. Rodriguez set the record for El Zol 95.7 being the highest billing station in Florida’s history.

“I am extremely pleased and honored to announce the appointment of Albert Rodriguez as Chief Revenue Officer of SBS. This promotion is well deserved due to his many contributions to SBS during the last 12 years. Albert not only executes credible and ambitious revenue plans, but most important, he delivers,” comments Raul Alarcon Jr., Chairman, President, and Chief Executive Officer of SBS. “Albert is admired, respected and liked by everyone in the industry,” adds Mr. Alarcon.

“Albert Rodriguez is the consummate client-driven professional. He shows the kind of can-do attitude that rules business success,” said Daisy Expósito-Ulla, Chairman of d expósito & Partners.

“Albert is a seasoned professional who has grown in experience and expertise alongside the Spanish-language media and Hispanic marketing industries,” confirms Michelle Zubizarreta, CAO of Zubi Advertising. “He clearly understands the dynamics of the U.S. Hispanic market and the growing importance of this consumer base.”

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About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. The Company also owns and operates Mega TV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events throughout the country and operates www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.

Contacts:
Betty Del Rio
Spanish Broadcasting System, Inc.
Director of Marketing and Communications
BDelRio@sbscorporate.com
7007 NW 77 Avenue
Miami, Florida 33166
Tel: 305-644-4800 Ext 1156

Vladimir Gomez
Spanish Broadcasting System, Inc.
Public Relations SBS-Mega TV
vgomez@mega.tv
7007 NW 77 AVE
Miami, Fl. 33166
Tel: 305-644-4800 Ext 1517